UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2009

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

461 South Milpitas Blvd. Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into Material Definitive Agreement.

On December 18, 2009, Globalstar, Inc. (“Globalstar” or the “Company”) entered into an agreement with Axonn L.L.C. (“Axonn”) pursuant to which one of the Company’s wholly-owned subsidiaries acquired certain assets and assumed certain liabilities of Axonn in exchange for $1.5 million in cash, subject to a working capital adjustment, and $5.5 million in shares of the Company’s voting common stock at closing.  Of these amounts, $500,000 in cash and $3,250,000 of stock were placed in an escrow account. The cash escrow will be available for payment to Globalstar for certain product issues.  Up to an additional $11 million for earnout payments based on sales of existing and new products will be payable over a five-year earnout period.  Earnout payments will be made principally in stock (not to exceed 10% of the Company’s pre-transaction outstanding common stock), but may be paid in cash after 13 million shares have been issued at Globalstar’s option. Axonn is Globalstar’s principal supplier of its SPOT Satellite GPS Messenger.

Item 3.02  Unregistered Shares of Equity Securities.

In connection with the transaction described in Item 1.01, Globalstar issued 6,298,058 shares of voting common stock to Axonn and certain of its lenders under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering.  The recipients have agreed that they may not sell any of these shares until the first anniversary of the closing.  Globalstar has agreed to register the stock consideration for resale by Axonn or its transferees on a Form S-3 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC. /s/ Fuad Ahmad Fuad Ahmad Senior Vice President and Chief Financial Officer

Date:  December 23, 2009